Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into on August 19, 2013, by and between Timothy A. Larkin (“Executive”) and Warren Resources, Inc., a Maryland corporation (the “Company”), to be effective as of July 15, 2013 (as defined in Appendix A).  This Agreement shall supersede and replace in its entirety any and all prior agreements, whether oral or written, previously entered into by the parties.

Certain capitalized terms in this Agreement have the meanings set forth in Appendix A attached to this Agreement, which is incorporated into this Agreement in its entirety.

1.                                      EMPLOYMENT

The Company agrees to continue to employ Executive, and Executive agrees to continue to accept employment by the Company as its Executive Vice President — Mergers and Acquisitions and report to the Company’s Chief Executive Officer.  Executive will perform the duties as are commensurate and consistent with Executive’s position and will devote Executive’s full working time, attention and efforts to the Company and to discharging the responsibilities of Executive’s position, and such other duties as may be assigned from time to time by the Company, which relate to the business of the Company and are reasonably consistent with Executive’s position.  Executive agrees to comply with the Company’s standard policies and procedures, including the Employee Handbook previously delivered and accepted by Executive, and with all applicable laws and regulations.

The Executive acknowledges that the Company’s principal executive offices are currently located at 1114 Avenue of the Americas, New York, New York, and the Executive’s principal place of employment shall be the Company’s principal executive offices, which shall be in New York County in the State of New York.

2.                                      TERM OF EMPLOYMENT

This Agreement, and the employment of the Executive by the Company hereunder, shall be effective as of July 15, 2013 (the “Effective Date”) and terminate on the first anniversary of the Effective Date (the “Term”), subject to earlier termination as set forth herein (the “Employment Period”).

3.                                      COMPENSATION AND BENEFITS

The Company agrees to pay or cause to be paid to Executive and Executive agrees to accept in exchange for the services rendered hereunder the following compensation and benefits:

3.1                               Annual Salary

Executive’s compensation shall consist of an annual base salary (the “Salary”) of not less than $354,505.00, payable in semi-monthly installments in accordance with the payroll practices of the Company, less all required withholdings for benefits, federal, state and local taxes, if any.  The Salary shall be reviewed, and may be increased but not decreased (unless there is an across the board reduction in the salary of all senior executives of the Company), by the Board of

Directors (or the Compensation Committee thereof) at least annually while Executive is employed hereunder.

3.2                               Bonus and Equity Awards

Executive shall be eligible to participate in the Company’s incentive bonus plans as may be adopted from time to time by the Board of Directors (or the Compensation Committee thereof), subject to and in accordance with the terms and conditions of such plans, which shall not be paid later than March 15 of the calendar year immediately following the calendar year to which the bonus relates. The Executive’s target annual bonus opportunity shall be up to ninety (90%) percent of the Salary, based on the achievement of performance goals set forth in the Company’s incentive bonus plan.

Executive also may be eligible to receive equity awards under the Company’s equity plans, with the amount, terms and conditions of such equity awards to be determined by the Board of Directors (or the Compensation Committee thereof).

3.3                               Benefits

Executive shall be eligible to participate, subject to and in accordance with applicable eligibility requirements, in such employee benefit plans, policies, programs and arrangements as are generally provided to the Company’s most senior executives, which benefits shall include, at a minimum, basic health, dental and vision insurance.

3.4                               Vacation and Other Paid Time-Off Benefits

Executive shall be entitled to four (4) weeks of paid vacation per year, which may be increased to equal to those provided to similarly situated executives of the Company, in accordance with the plans, policies, programs and arrangements of the Company applicable to similarly situated executives of the Company generally.  Executive also shall be provided such holidays and sick leave as the Company makes available to all of its other employees.

3.5                               Business Expenses

The Company shall reimburse Executive for all reasonable expenses incurred by him in accordance with the Company’s expense policy in the course of performing his duties and responsibilities under this Agreement.  Any reimbursement provided for under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall be subject to the following additional rules:  (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

4.                                      TERMINATION

4.1                               Employment at Will

Executive acknowledges and understands that employment with the Company is at will and can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law, subject to the terms herein.  Except as expressly provided for in this Agreement, upon any termination of employment, Executive shall not be entitled to receive any payments or benefits under this Agreement other than unpaid Salary earned through the date of termination and unused vacation that has accrued as of the date of Executive’s termination of employment that would be payable under the Company’s standard policy.

4.2                               Automatic Termination on Death or Total Disability

This Agreement and Executive’s employment hereunder shall terminate automatically upon the death or Total Disability of Executive.  “Total Disability” shall mean Executive’s inability to perform the duties of Executive’s position for a period or periods aggregating ninety (90) days in any period of one hundred eighty (180) consecutive days as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive’s control.  Executive and the Company hereby acknowledge that Executive’s ability to perform Executive’s duties is the essence of this Agreement.  Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Executive’s death occurs or (b) immediately upon a determination by the Board of Directors (or the Compensation Committee thereof) of Executive’s Total Disability provided, however, that the decision by the Board of whether Executive has a Total Disability shall be based upon the findings of a qualified Medical Doctor reasonably agreed to by the Company and the Executive.

In the case of termination of employment under this Section 4.2, Executive, or his estate in the event of his death, shall be entitled to receive:  (a) any accrued and unpaid salary, earned and unpaid incentive bonus, deferred or other compensation for any period preceding the employment termination date; (b) payment for any accrued and unpaid benefits pursuant to the terms of any compensation or benefit plans to the extent permitted by such plans and any accrued but unused vacation days; and (c) any unpaid expense reimbursement (unless covered under a separate company policy) (the “Accrued Obligations”).

Additionally, should Executive’s employment be terminated as a result of his death or Total Disability, he will be entitled to Executive’s then vested outstanding equity-based awards, and the unvested portion will be forfeited.  The Executive will have an extension of the time period during which Executive may exercise Executive’s then outstanding stock options, to the extent vested on the date of termination, until the earlier of (A) one (1) year from the date of termination and (B) the latest date upon which such stock options would have expired by their original terms under any circumstances.

4.3                               Termination of Employment Without Cause or for Good Reason, Other Than in Connection with a Change of Control

(a)                                 If (1) the Company terminates Executive’s employment without Cause (as defined in Appendix A), or (2) Executive resigns for Good Reason (as defined in Appendix A), then Executive shall be entitled to receive the following termination payments and benefits; provided, however, that this Section 4.3 shall not apply to, and shall have no effect in connection with, any termination to which Section 4.2 or Section 4.4 of this Agreement applies:

(i)                                     an amount equal to (A) two (2) times the Executive’s Annual Salary, at the rate in effect immediately prior to termination, plus (B) prorated bonus for the year of termination (the “Severance Payment”);

(ii)                                  the Accrued Obligations, payable in a lump sum on the next regularly scheduled payroll date following the date on which Executive’s employment terminated;

(iii)                               COBRA continuation coverage paid in full by the Company, so long as Executive has not become actually covered by the medical plan of a subsequent employer during any such month and is otherwise entitled to COBRA continuation coverage, with such payments for a maximum of 9 months following the date of termination.  After such period, Executive is responsible for paying the full cost for any additional COBRA continuation coverage to which Executive is then entitled.  If the Company’s payment of the COBRA premiums on the Executive’s behalf would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code;

(iv)                              accelerated prorated vesting of Executive’s then unvested equity-based awards that vest based solely on continued employment or service with the Company (the “Time-Based Equity Awards”).  The unvested portion of Time-Based Equity Awards to be accelerated as of the date of an event described in this Section 4.3 shall be determined as follows upon the occurrence of such event:  If the vested portion of Time-Based Equity Awards otherwise would be determined in increments of one year or greater, then the portion of the Time-Based Equity Awards that would vest on the next vesting date following the termination date had the Executive remained employed with the Company will vest.  For example, if the Executive’s Time-Based Equity Awards ordinarily vest in four equal annual installments and that Executive is subject to an event described in Section 4.3 after completing one and one-half years of service from the vesting commencement date, Executive would be vested in fifty (50%) of the Time-Based Equity Awards;

(v)                                 Any Time-Based Equity Awards that are eligible to vest pursuant to this Section shall vest based upon the date the general release and waiver of all claims against the Company substantially the form attached hereto as Appendix B becomes effective.  Any Time-Based Equity Awards that vest pursuant to this Section 4.3 shall be promptly settled within (30) days following the date of vesting but in no event later than March 15 of the calendar year following the calendar year in which the later of the vesting event or your termination of Employment occurs; and

(vi)                              an extension of the time period during which Executive may exercise Executive’s then outstanding stock options, to the extent vested on the date of termination (taking into account the accelerated vesting provided in this Section 4.3(a)), until the earlier of (A) ninety (90) days from the date of termination, but excluding any stock trading blackout days, and (B) the latest date upon which such stock options would have expired by their original terms under any circumstances.

(b)                                 As a condition to receiving the payments and benefits under this Section 4.3 other than the Accrued Obligations, Executive shall execute (and not revoke within the applicable revocation period) a general release and waiver of all claims against the Company, which release and waiver shall be in a form acceptable to the Company, and in substantially the form attached hereto as Appendix B.  Such release and waiver shall be delivered to the Company no later than the date specified by the Company (which date shall in no event be later than twenty-one (21) days or forty-five (45) days, as applicable, after the date on which Executive is presented with the terms of the release and waiver).  In addition, payment of the amounts and benefits under this Section 4.3 are contingent on Executive’s full and continued compliance with the Company’s Confidential Information, Nonsolicitation and Noncompetition Agreement, as the same may be amended from time to time.

(c)                                  Notwithstanding the foregoing, termination of employment by Executive will not be for Good Reason unless (1) Executive notifies the Company in writing of the existence of the condition which Executive believes constitutes Good Reason within ninety (90) days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (3) Executive actually terminates employment within one year following the initial existence of the Good Reason condition.  If Executive terminates employment before the expiration of the Remedial Period, then Executive’s termination will not be considered to be for Good Reason.

(d)                                 Subject to Section 4.3(b), Severance Payments under Section 4.3(a)(i) shall be paid to Executive through the Company’s normally scheduled payroll in a lump sum within sixty (60) days following the date on which Executive’s employment was terminated without Cause or Executive resigned for Good Reason; provided, however, that in the event such sixty (60) day period begins in one taxable year of Executive and ends in a second taxable year of Executive, the Company shall not make any Severance Payments to Executive until the second taxable year and any missed installment payment(s) shall be made together with the first permitted installment payment of severance pay hereunder (without interest). Each such payment shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the rules and regulations thereunder (“Code Section 409A”).  Notwithstanding the foregoing, if any payments and benefits payable pursuant to Section 4.3(a) constitute a “deferral of compensation” subject to Code Section 409A (after taking into account, to the maximum extent possible, any applicable exemptions), then the applicable provisions of Section 14 hereof shall apply.

4.4                               Termination of Employment in Connection with a Change of Control

4.4.1                     Benefits for Qualified Terminations in Connection with a Change of Control

(a)                                 If (1) during the period commencing on the date the Company enters into a definitive agreement with respect to a transaction that would constitute a Change of Control (as defined in Appendix A) and ending on the date the Change of Control is consummated pursuant to such definitive agreement, the Company terminates Executive’s employment without Cause (as defined in Appendix A), (2) during the period commencing upon the consummation of the Change of Control and ending twenty-four (24) months thereafter, the Company or, if applicable, the surviving or successor employer (“Successor Employer”) terminates Executive’s employment without Cause (as defined in Appendix A), or (3) during the period commencing upon the consummation of the Change of Control and ending twenty-four (24) months thereafter, Executive resigns for Good Reason (as defined in Appendix A), then Executive shall be entitled to receive the following termination payments and benefits and shall not also be eligible to receive the payments and benefits under Section 4.3:

(i)                                     an amount equal to (A) two (2) times the Executive’s Annual Salary at the rate in effect immediately prior to termination, plus (B) the average amount of the annual bonus paid to the Executive over the course of the immediately preceding fiscal years, up to a maximum of three (3) years, plus (C) prorated bonus for the year of termination, all payable to Executive in accordance with the terms below (“CIC Severance Payment”);

(ii)                                  Accrued Obligations, payable in a lump sum on the next regularly scheduled payroll date following the date on which Executive’s employment terminated;

(iii)                               COBRA continuation coverage paid in full by the Company, so long as Executive has not become actually covered by the medical plan of a subsequent employer during any such month and is otherwise entitled to COBRA continuation coverage, with such payments for a maximum of 9 months following the date of termination.  After such period, Executive is responsible for paying the full cost for any additional COBRA continuation coverage to which Executive is then entitled.  If the Company’s payment of the COBRA premiums on the Executive’s behalf would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Act or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code

(iv)                              accelerated vesting of Executive’s then unvested Time-Based Equity Awards;

(v)                                 Any Time-Based Equity Awards that are eligible to vest pursuant to this Section shall vest based upon the date the general release and waiver of all claims against the Company substantially the form attached hereto as Appendix B becomes effective.  Any Time-Based Equity Awards that vest pursuant to this Section 4.4.1 shall be promptly settled within (30) days following the date of vesting but in no event later than March 15 of the calendar year following the calendar year in which the later of the vesting event or your termination of Employment occurs; and

(vi)                              an extension of the time period during which Executive may exercise Executive’s then outstanding stock options, to the extent vested on the date of termination (taking into account the accelerated vesting provided in this Section 4.4.1), until the earlier of (A) one (1) year from the date of termination and (B) the latest date upon which such stock options would have expired by their original terms under any circumstances.

(b)                                 As a condition to receiving the payments and benefits under this Section 4.4.1 other than the Accrued Obligations, Executive shall execute (and not revoke within the applicable revocation period) a general release and waiver of all claims against the Company, which release and waiver shall be in a form acceptable to the Company (including any Successor Employer thereto), and in substantially the form attached hereto as Appendix B.  Such release and waiver shall be delivered to the Company (or any Successor Employer thereto) no later than the date specified by the Company (or any Successor Employer thereto) (which date shall in no event be later than twenty-one (21) days or forty-five (45) days, as applicable, after the date on which Executive is presented with the terms of the release and waiver).  In addition, payment of the amounts and benefits under this Section 4.4.1 are contingent on Executive’s full and continued compliance with the Company’s Confidential Information, Nonsolicitation and Noncompetition Agreement, as the same may be amended from time to time

(c)                                  Subject to Section 4.4.1(b), the CIC Severance Payments under Section 4.4.1(a) shall be paid to Executive through the Company’s (or the Successor Employer’s) normally scheduled payroll in a lump sum within sixty (60) days following the date on which Executive’s employment was terminated without Cause or Executive resigned for Good Reason; provided, however, that in the event such sixty (60) day period begins in one taxable year of Executive and ends in a second taxable year of Executive, the Company will not make any CIC Severance Payments to Executive until the second taxable year.  Each such payment shall be treated as a separate payment for purposes of Code Section 409A.  Notwithstanding the foregoing, if any payments and benefits payable pursuant to Section 4.4.1(a) constitute a “deferral of compensation” subject to Code Section 409A (after taking into account, to the maximum extent possible, any applicable exemptions), then the applicable provisions of Section 14 hereof shall apply.

4.4.2                     Code Section 280G

(a)                                 Notwithstanding anything in this Agreement to the contrary, in the event that Executive becomes entitled to receive or receives any payment or benefit under this Agreement or under any other plan, agreement or arrangement with the Company, any person whose actions result in a Change of Control or any other person affiliated with the Company or such person (all such payments and benefits being referred to herein as the “Total Payments”) and it is determined that any of the Total Payments will be subject to any excise tax pursuant to Code Section 4999, or any similar or successor provision (the “Excise Tax”), the Company shall pay to Executive either (1) the full amount of the Total Payments or (2) an amount equal to the Total Payments, reduced by the minimum amount necessary to prevent any portion of the Total Payments from being an “excess parachute payment” (within the meaning of Code Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by Executive, on an after-tax basis, of the greatest amount of Total Payments notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax.  For purposes of determining whether Executive would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Total Payments, (i) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by Executive in respect of the receipt of such payments and (ii) such payments shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the effective date of the Change of Control occurs, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of Executive’s residence on the effective date of the Change of Control, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (as determined by assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Code Section 68 and any other limitations applicable to the deduction of state and local income taxes under the Code).

(b)                                 All computations and determinations called for by this Section 4.4.2 shall be made by a reputable independent public accounting firm or independent tax counsel appointed by the Company (the “Firm”).  All determinations made by the Firm under this Section 4.4.2 shall be conclusive and binding on both the Company and Executive, and the Firm shall provide its determinations and any supporting calculations to the Company and Executive within ten (10) business days after Executive’s employment terminates under any of the circumstances described in Section 4.4.1, or such earlier time as is requested by the Company.  For purposes of making its determinations under this Section 4.4.2, the Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.  The Company and Executive shall furnish to the Firm such information and documents as the Firm may reasonably request in making its determinations.  The Company shall bear all fees and expenses charged by the Firm in connection with its services.

(c)                                  In the event that Section 4.4.2(a) applies and a reduction is required to be applied to the Total Payments thereunder, the Total Payments shall be reduced by the Company in its reasonable discretion in the following order:  (1) reduction of any Total Payments that are subject to Code Section 409A on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company, and (2) reduction of any Total Payments that are exempt from Code Section 409A.

4.5                               Voluntary Termination by Executive Other Than for Good Reason

Upon the voluntary resignation or retirement of Executive, the Executive shall receive the Accrued Obligations.

4.6                               No Mitigation; No Offset.

The Company and Executive acknowledge and agree that there is no duty of Executive to mitigate damages under this Agreement, and there shall be no offset against any amounts due to Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.  All amounts paid to the Executive pursuant to Section 4 shall be paid without regard to whether Executive has taken or takes actions to mitigate damages and, subject to all applicable laws and regulations, shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

5.                                      COVENANTS OF THE EXECUTIVE.

The Executive acknowledges that in the course of his employment with the Company he has and will become familiar with the Company’s trade secrets and with other confidential information concerning the Company, and that his services are of special, unique and extraordinary value to the Company.  Therefore, the Company and the Executive mutually agree that it is in the interest of both parties for the Executive to enter into the restrictive covenants set forth in this Section 5 and that such restrictions and covenants are reasonable given the nature of the Executive’s duties and the nature of the Company’s business.

(a)                                 Noncompetition.  During the Employment Term and for the period (“Restricted Period”), that is the greater of (A) one (1) year following termination of the Employment Term, and (2) the equivalent years of Salary payable to Executive as severance under this Agreement, the Executive shall not, within ten (10) miles of any location in which, as of the last day of the Employment Term, the Company owns Assets, directly or indirectly, own, manage, operate, control, or participate in the ownership, management, operation or control of any Business, provided that the Executive’s ownership of securities of two percent (2%) or less of any class of securities of a public company shall not, by itself, be considered to be competition with the Company or any Affiliate.  For purposes of this Agreement, “Business” shall mean the ownership of oil and/or gas assets, and “Assets” means the Company’s oil and/or gas assets.

(b)                                 Nonsolicitation.  During the Employment Term and for the Restricted Period following termination of the Employment Term, the Executive shall not, directly or indirectly, and any entity to which Executive is providing services shall not, directly or indirectly, (i) employ, solicit for employment or otherwise contract for the services of any individual who is or was an employee of the Company; (ii) otherwise induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company any employee respectively thereof; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company, or interfere in any way with the relationship between any such customer, supplier, licensee or business relation and the Company.

(c)                                  Nondisclosure.  For the Employment Term and thereafter, (i) the Executive shall not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Board of any such order), directly or indirectly, other than in the regular and proper course of business of the Company, any trade secrets or other confidential knowledge or information with respect to the operations or finances of the Company or any Affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company (all of the foregoing collectively hereinafter referred to as, “Confidential Information”), and (ii) the Executive will not use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Company; provided, however, that the Executive has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the general public other than through disclosure by the Executive.  All Confidential Information, new processes, techniques, know-how, methods, inventions, plans, products, patents and devices developed, made or invented by the Executive, alone or with others, while an employee of the Company which are related to the business of the Company and the Affiliates shall be and become the sole property of the Company, unless released in writing by the Board, and the Executive hereby assigns any and all rights therein or thereto to the Company.

(d)                                 Nondisparagement.  The Executive shall not take any action to disparage or criticize the Company or its respective employees, directors, owners or customers or to engage in any other action that injures or hinders the business relationships of the Company.  The Company shall not take any action to disparage or criticize the Executive or to engage in any other action that injures the Executive’s business reputation.  Nothing contained in this Section 5(d) shall preclude the Executive or the Company from enforcing his or its rights under this Agreement.

(e)                                  Return of Company Property.  All Confidential Information, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company, whether prepared by the Executive or otherwise coming into his possession in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by the Executive (including, without limitations, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of the Employment Term.

(f)                                   Enforcement.  The Executive acknowledges that a breach of his covenants contained in this Section 5 may cause irreparable damage to the Company, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate.  Accordingly, the Executive agrees that if he breaches or threatens to breach any of the covenants contained in this Section 5, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy.

(g)                                  Scope of Covenants.  The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 5 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement.  In the event that the agreements in this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

6.                                      ASSIGNMENT

This Agreement is personal to Executive and shall not be assignable by Executive.  The Company may assign its rights hereunder to (a) any Successor Employer; (b) any other corporation resulting from any merger, consolidation or other reorganization to which the Company is a party; (c) any other corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time; or (d) any subsidiary, parent or other affiliate of the Company.  All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

7.                                      AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given.  No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and Executive.

8.                                      NOTICES

Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by a reputable same-day or overnight courier service (charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by facsimile to the recipient with a confirmation copy to follow the next day to be delivered by personal delivery or by a reputable same-day or overnight courier service to the appropriate party’s address or fax number below (or such other address and fax number as a party may designate by notice to the other parties):

If to the Company:	Warren Resources, Inc.
1114 Avenue of the Americas
34th Floor
New York, NY 10013
Fax Number: (212) 697-9466
Attn: Chief Executive Officer

If to the Executive:	Last known address on record at the Company

9.                                      APPLICABLE LAW

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to any rules governing conflicts of laws.

10.                               INDEMNIFICATION AND INSURANCE.

The Company shall provide Executive with indemnification and advancement of expenses to the fullest extent permitted by applicable law and the Company’s By-laws and other organization documents as they may be amended from time to time.  Without limiting the foregoing, the Company shall also provide Executive with directors and officers liability insurance coverage and other liability insurance coverage at levels and on terms reasonable and customary for companies of comparable size and profile and on terms and at rates no less favorable than those provided to other officers or directors of the Company.

11.                               ENTIRE AGREEMENT

This Agreement, on and as of the Effective Date, constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and Executive with respect to such subject matter are hereby superseded in their entirety, except as otherwise provided herein.

12.                               SEVERABILITY

If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.                               WAIVERS

No delay or failure by any party hereto in exercising, protecting, or enforcing any of its rights, titles, interests, or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof.  The express waiver by a party hereto of any right, title, interest, or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance.  All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

14.                               HEADINGS

All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

15.                               COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to Section 5 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

16.                               CODE SECTION 409A

The Company makes no representations or warranties to Executive with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Code Section 409A, and no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Executive or any other individual to the Company or any of its affiliates.  Executive, by executing this Agreement, shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences.  However, the parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Code Section 409A, and the rules and regulations issued thereunder, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise.  To the extent Code Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits hereunder comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A so as to avoid the imputation of any tax, penalty or interest under Code Section 409A.  Notwithstanding anything herein to the contrary, this Agreement shall be construed, interpreted, operated and administered in a manner consistent with such intentions.  Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(a)                                 To the extent Code Section 409A is applicable to this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder (a “Separation from Service”), and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment,” “resigns” and like terms shall mean Separation from Service.

(b)                                 If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit on account of Executive’s Separation from Service, until the earlier of (1) the date which is six (6) months after Executive’s Separation from Service for any reason other than death or (2) the date of Executive’s death.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A on Executive.  Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 15(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement effective on the date first set forth above.

EXECUTIVE

/s/ Timothy A. Larkin
Timothy A. Larkin

WARREN RESOURCES, INC.

By:	/s/ Philip A. Epstein
Philip A. Epstein
Chairman and Chief Executive Officer

APPENDIX A

DEFINITIONS

Capitalized terms used below that are not defined in this Appendix A have the meanings set forth in the Executive Employment Agreement (“Agreement”) to which this Appendix A is attached.  As used in the Agreement,

1.                                      “Cause” means the occurrence of one or more of the following events:

(a)                                 willful misconduct, insubordination or dishonesty in the performance of Executive’s duties or a knowing and material violation of the Company’s or the Successor Employer’s policies and procedures in effect from time to time which results in a material adverse effect on the Company or the Successor Employer;

(b)                                 the continued failure of Executive to satisfactorily perform his duties after receipt of written notice that identifies the areas in which Executive’s performance is deficient;

(c)                                  willful actions in bad faith or intentional failures to act in good faith by Executive with respect to the Company or the Successor Employer that materially impair the Company’s or the Successor Employer’s business, goodwill or reputation;

(d)                                 conviction of Executive of a felony or misdemeanor involving moral turpitide, conduct by Executive that the Company reasonably believes violates any statute, rule or regulation governing the Company, or conduct by Executive that the Company reasonably believes constitutes unethical practices, dishonesty or disloyalty and that results in a material adverse effect on the Company or the Successor Employer;

(e)                                  current use by Executive of illegal substances; or

(f)                                   any material violation by Executive of this Agreement or the Company’s Confidential Information, Nonsolicitation and Noncompetition Agreement.

2.                                      “Change of Control” means the occurrence of any of the following events:

(a)                                 an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, or (iv) any acquisition by any Entity pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in the definition of Company Transaction;

(b)                                 a change in the composition of the Board of Directors of the Company during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board; or

(c)                                  the date a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election,

(d)                                 the consummation of a Company Transaction.

3.                                      “Company Transaction” means consummation of:

(a)                                 a merger or consolidation of the Company with or into any other company;

(b)                                 a statutory share exchange pursuant to which all of the Company’s outstanding shares are acquired or a sale in one transaction or a series of transactions undertaken with a common purpose of all of the Company’s outstanding voting securities; or

(c)                                  a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets, excluding, however, in each case, any such transaction pursuant to which (i) the Entities who are the beneficial owners of the Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, at least 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Successor Company in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Voting Securities;

(ii)                                  no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, a Related Company or a Successor Company) will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to such transaction; and

(iii)                               individuals who were members of the Incumbent Board will immediately after the consummation of such transaction constitute at least a majority of the members of the board of directors of the Successor Company.

Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.

4.                                      “Effective Date” shall be the first date written above.

5.                                      “Entity” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

6.                                      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

7.                                      “Good Reason” means that Executive, without Executive’s express, written consent, has:

(a)                                 incurred a material reduction in authority, duties or responsibilities at the Company or a Successor Employer (with respect to a termination in connection with a Change of Control, relative to authority, duties or responsibilities immediately prior to the Change of Control);

(b)                                 incurred a material reduction in Executive’s annual Salary or bonus opportunity (except for reductions in connection with a general reduction in annual Salary for all executives of the Company by an average percentage that is not less than the percentage reduction of Executive’s annual Salary);

(c)                                  a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report

(d)                                 a material diminution in the budget over which the Executive retains authority;

(e)                                  suffered a material breach of this Agreement by the Company or a Successor Employer; or

(f)                                   been required to relocate or travel more than 50 miles from Executive’s then current place of employment in order to continue to perform the duties and responsibilities of Executive’s position (not including customary travel as may be required by the nature of Executive’s position).

8.                                      “Parent Company” means a company or other entity which as a result of a Company Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more intermediaries.

9.                                      “Related Company” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

10.                               “Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a Company Transaction.

APPENDIX B

FORM OF RELEASE

In consideration for the payments and benefits to be provided pursuant to Section 4 of the Executive Employment Agreement (“Agreement”) entered into by and between Timothy A. Larkin (“Executive”) and Warren Resources, Inc., a Maryland corporation (the “Company”), with an effective date of July 15, 2013, Executive agrees to the following:

(a)                                 Executive represents that Executive has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court.

(b)                                 Executive expressly waives all claims against the Company and releases the Company, and any of the Company’s past, present or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with the Company (collectively, the “Releasees”), from any claims that Executive may have against the Company or the Releasees.  It is understood that this release includes, but is not limited to, any claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (1) Executive’s employment with the Company or its subsidiaries or the termination thereof or (2) Executive’s status at any time as a holder of any securities of the Company, including any claims for wages, stock or stock options, employment benefits or damages of any kind whatsoever arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any legal restriction on the Company’s right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, the New York Human Rights Law, the New York City Human Rights Law, all as amended, and any other federal, state or local law (the “Release”).  This Release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, incentive and performance compensation, bonuses, vacation, stock benefits or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law provided, however, notwithstanding anything to the contrary set forth herein, that this Release shall not extend to (i) benefit claims under employee pension benefit plans in which Executive is a participant by virtue of Executive’s employment with the Company or its subsidiaries or to benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Release by Executive, (ii) Executive’s rights to severance pay and benefits under the Agreement; (iii) any claims Executive may have for indemnification pursuant to law, contract or Company policy, (iv) any claims for coverage under any applicable directors’ and officers’ insurance policy in accordance with the terms of such policy, or (v) any claims arising from events that occur after the date Executive signs this Release.

Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA).  Executive understands and warrants that Executive has been given a period of twenty-one (21) days to review and consider this Release or forty-five (45) days if Executive’s termination is part of a group reduction in force.  Executive further warrants that Executive understands that, with respect to the release of age discrimination claims only, Executive has a period of seven days (7) after execution of this Release to revoke the release of age discrimination claims by notice in writing to the Company.

EXECUTIVE ACKNOWLEDGES ALL OF THE FOLLOWING:

(A)                               I HAVE CAREFULLY READ AND HAVE VOLUNTARILY SIGNED THIS RELEASE;

(B)                               I FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS RELEASE, INCLUDING THE WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT; AND

(C)                               PRIOR TO SIGNING THIS RELEASE, I HAVE BEEN ADVISED OF MY RIGHT TO CONSULT, AND HAVE BEEN GIVEN ADEQUATE TIME TO REVIEW MY LEGAL RIGHTS WITH AN ATTORNEY OF MY CHOICE.

Executive Signature

Executive Name (Print)

Date